Exhibit 3.1

Delaware

The First State

Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "MULLEN AUTOMOTIVE INC.", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF MAY, A.D. 2024, AT 2:59 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5218068 8100
SR# 20242701241

Authentication: 203604222
Date: 05-31-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

DocuS i gn Enve l ope ID: E94EBAEA - 7FF4 - 4D57 - 8028 - F22C 3 06EF6 1 B MULLEN AUTOMOTIVE INC. CERTIFICATE OF DE S IGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES E CONVERTIBLE PREFERRED STOCK PURSUANT TO SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW The undersigned, David Michery, hereby certifies that: 1. He is the Chief Executive Officer and Secretary of Mullen Automotive Inc., a Delaware corporation (the " Corporation" ). 2. The Corporation is authorized to issue 500 , 000 , 000 shares of preferred stock of which 648 shares of Series A preferred stock 1 , 211 , 757 shares of Series C preferred stock and 363 , 097 shares of Series D preferred stock are currently outstanding . No shares of Series B preferred stock are outstanding . 3. The following resolutions were duly adopted by the board of directors of the Corporation ( the " Board of D irectors") as required by Section 151 (g) of the Delaware General Corporation Law : WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 500 , 000 , 000 shares, $ 0 . 001 par value per share ( the " Preferred S tock " ), issuable from time to time in one or more series ; WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them ; and WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a new series of the preferred stock, which shall consist of up to 76 , 950 shares of the preferred stock which the Corporation has the authority to issue . NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a new series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows : 1 State of Delaware Secretary of State D i v ision of Corporations Delivered 02 :59 PM 0 5 / 31/2024 FILED 02 : 59 PM 0 5 / 31/2024 SR 20242701241 - F ile N umber 5218068 40 3 002015.3

2 40 3 002015.3 DocuS i gn Enve l ope ID: E94EBAEA - 7FF4 - 4D57 - 8028 - F22C 3 06EF6 1 B T ERMS OF PREFERRED STOCK Designation, Amount and Par V alue. The series of preferred S ection 1. stock shall be designated as Series E Convertible Preferred Stock ( the " Series E Preferred S tock " ) and the number of shares so designated shall consist of 76 , 950 s hares, having a par value of $ 0 . 001 per share, which shall not be subject to increase without the written consent of all of the holders of the Series E Preferred Stock ( each, a " Holder" and collectively, the " H olders" ) . S ection 2. D efinitions. For the purposes hereof, the following terms shall have the following meanings: " Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act . " Beneficial Ownership L imitation" shall have the meaning set forth in Section 6 (d) . " Business D ay" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close . " Certificate of l ncorporation" means the Second Amended and Restated Certificate of lncorporation of the Corporation filed with the Secretary of State of the State of Delaware on November 5 , 2021 , as the same may thereafter be amended from time to time . " Common S tock" means the Corporation's common stock, par value $ 0 . 001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed . " Exchange A ct" means the Securities Exchange Act of 1934 , as amended, and the rules and regulations promulgated thereunder . " H older" shall have the meaning given such term in Section 1. " Liquidation" shall have the meaning set forth in Section 5. " Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government ( or an agency or subdivision thereof ) or other entity of any kind . " Securities A ct" means the Securities Act of 1933 , as amended, and the rules and regulations promulgated thereunder .

3 40 3 002015.3 DocuS i gn Enve l ope ID: E94EBAEA - 7FF4 - 4D57 - 8028 - F22C 3 06EF6 1 B " Series E Conversion P rice" means $3.90 " Series E Original Issue P rice" shall have the meaning set forth in Section 4( a ). S ection 3 . D ividends . Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series E Preferred Stock equal (on an as - if converted - to - Common - Stock basis, disregarding for such purpose any conversion limitations hereunder ) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock . No other dividends shall be paid on shares of Series E Preferred Stock . The Corporation shall not pay any dividends on the Common Stock unless the Corporation simultaneously complies with this provision . S ection 4. Liquidation Prefe r ence. (a) In the event of any Liquidation Event (as defined below ), either voluntary or involuntary, the Holders of Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the " Proceeds " ) to the Holders of the Common Stock, but subject to and after the distribution of Proceeds to the Series A preferred stock, Series C preferred stock and Series E preferred stock, by reason of their ownership thereof, an amount per share equal to the Series E Original Price ( as defined below ), plus declared but unpaid dividends on such share . If, upon the occurrence of such event, the Proceeds thus distributed among the Holders of the Series E Preferred Stock shall be insufficient to permit the payment to such Holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the Holders of the Series E Preferred Stock in proportion to the full preferential amount that each such Holder is otherwise entitled to receive under this subsection ( a ) . For purposes of this Certificate of Designation, " Series E Original Issue P rice" shall mean for each share of the Series E Preferred Stock $ 39 . 00 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series E Preferred Stock ) . Upon the completion of the distribution required by this subsection (a), and the completion of the distribution required by Article III( B ) 2 ( a ) and Article III( B ) 2 (b), the first and second sentences of Article III( B ) 2 ( c ) of the Certificate of Incorporation and Section 4 ( a ) of the Certificate of Designations, Rights and Limitations of the Series D preferred stock, as amended, any remaining Proceeds available for distribution to stockholders shall be distributed among the Holders of Common Stock pro rata, based on the number of shares of Common Stock held by each ( assuming full conversion of all Preferred Stock ) . (b) Notwithstanding the above, for purposes of determining the amount each Holder of shares of Series E Preferred Stock is entitled to receive with respect to a Liquidation Event, each such Holder of shares of such Series E Preferred Stock shall be deemed to have converted ( regardless of whether such Holder actually converted ) such Holder ' s shares of Common Stock immediately prior to the Liquidation Event ( without regard to any limitations on the conversion of the Series E Preferred Stock contained in the Certificate of Incorporation or this Certificate of Designations ) if, as a result of an

4 40 3 002015.3 DocuS i gn Enve l ope ID: E94EBAEA - 7FF4 - 4D57 - 8028 - F22C 3 06EF6 1 B actual conversion, such Holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such Holder i f such Holder did not convert such series of Series E Preferred Stock into shares of Common Stock . If any such Holder shall be deemed to have converted shares of Series E Preferred Stock into Common Stock pursuant to this paragraph, then such Holder shall not be entitled to receive any distribution that would otherwise be made to Holders of Series E Preferred Stock that have not converted ( or have not been deemed to have converted ) into shares of Common Stock . (c) ( i ) For purposes of this Section 4 , a " Liguidation E vent" shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of this Corporation's assets, ( B ) the consummation of the merger or consolidation of this Corporation with or into another entity ( except a merger or consolidation in which the Holders of capital stock of this Corporation immediately prior to such merger or consolidation continue to hold at least 5 0 % of the voting power of the capital stock of this Corporation or the surviving or acquiring entity), ( C ) the closing of the transfer ( whether by merger, consolidation or otherwise ), in one transaction or a series of related transactions, to a person or group of affiliated persons ( other than an underwriter of this Corporation's Securities ), of this Corporation ' s Securities if, after such closing, such person or group of affiliated persons would hold 50 % or more of the outstanding voting stock of this Corporation or (D) a liquidation, dissolution or winding up of this Corporation ; provided, however, that a transaction shall not constitute a Liquidation E vent if its sole purpose is to change the state of this Corporation's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this Corporation ' s Securities immediately prior to such transaction . Notwithstanding the prior sentence, the sale of shares of Series E Preferred Stock in a financing transaction shall not be deemed a " Liquidation Event . " The treatment of any particular transaction or series of related transactions as a Liquidat i on Event may be waived by the vote or written consent of the Holders of a majority of each outstanding class or series of Preferred Stock . (ii) In any Liquidation Event, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors of this Corporation . Any securities shall be valued as follows : (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by ( B ) below: (1) If traded on a securities exchange or through the Nasdaq, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading day period ending three (3) trading days prior to the closing ; (2) If actively traded over - the - counter, the value shall be deemed to be the average of the closing bid or sale prices

5 40 3 002015.3 DocuS i gn Enve l ope ID: E94EBAEA - 7FF4 - 4D57 - 8028 - F22C 3 06EF6 1 B ( whichever is applicable ) over the twenty (20) trading day period ending three (3) trading days prior to the closing; and (3) I f there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of this Corporation and the Holders of at least a majority of the voting power of outstanding Series E Preferred Stock . (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability ( other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this Corporation and the Holders of at least a majority of the voting power of outstanding Series E Preferred Stock . (C) The foregoing methods for valuing non - cash consideration to be distributed in connection with a Liquidation Event may be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event . (iii) In the event the requirements of this Section 4 are not complied with, this Corporation shall forthwith either: (A) cause such closing to be postponed until such time as the requirements of this Section 4 have been complied with ; or (B) cancel such transaction, in which e vent the rights, preferences and privileges of the Holders of the Series E Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 4 ( e )(iv) hereof . (iv) This Corporation shall give each Holder of record of Series E Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such Holders in writing of the final approval of such transaction . The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4 , and this Corporation shall thereafter give such Holders prompt notice of any changes . The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any changes provided for herein ; provided, h owever, that such periods may be shortened upon the written consent of the

6 40 3 002015.3 DocuS i gn Enve l ope ID: E94EBAEA - 7FF4 - 4D57 - 8028 - F22C 3 06EF6 1 B Holders of Series E Preferred Stock that ( i ) are entitled to such notice rights or similar notice rights and ( ii ) represent at least a majority of the voting power of all then outstanding shares of Series E Preferred Stock . The Holders of the outstanding Series E Preferred Stock can waive the notice requirements described in this subsection ( iv ) upon the affirmative vote or written consent of the Holders of at least a majority of the shares of Series E Preferred Stock then outstanding . S ection 5 . E x change . The Holders may exchange shares of Series E Preferred Stock pursuant to the terms of the Settlement and Release Agreement dated May 31 , 2024 . S ection 6 . C onversion . The Holders of the Series E Preferred Stock shall have conversion rights as follows ( the " Conversion R ights " ) : (a) Right to C onvert . Each share of Series E Preferred Stock shall be convertible, at the option of the Holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series E Original Issue Price by the Series E Conversion Price ( the " Conversion R ate " ), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion . The Series E Conversion Price shall be subject to adjustment as set forth in this Section 6 . (b) Mechanics of C onversion . Before any Holder of Series E Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series E Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued . This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Holder of Series E Preferred Stock, or to the nominee or nominees of such Holder, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid . Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series E Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock as of such date . If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any Holder tendering Series E Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series E Preferred Stock shall not be deemed to have converted such Series E Preferred Stock until immediately prior to the closing of such sale of securities .

7 40 3 002015.3 DocuS i gn Enve l ope ID: E94EBAEA - 7FF4 - 4D57 - 8028 - F22C 3 06EF6 1 B (d) Limitations on C onversion . Notwithstanding anything to the contrary contained in this Certificate of Designation, the Series E Preferred Stock shall not be convertible by a Holder to the extent (but only to the extent ) that the Holder or any of its Affiliates would beneficially own in excess of 9 . 99% ( the " Maximum P ercentage " ) of the Common Stock . To the extent the above limitation applies, the determination of whether the Holder ' s Series E Preferred Stock shall be convertible (vis - a - vis other convertible securities owned by the Holder or any of its Affiliates ) and of which such securities shall be convertible (as among all such securities owned by the Holder ) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Corporation for conversion . No prior inability to convert the Series E Preferred Stock pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility . For the purposes of this paragraph, beneficial ownership and all determinations and calculations ( including, without limitation, with respect to calculations of percentage ownership ) shall be determined in accordance with Section 13 (d) of the Securities Exchange Act and the rules and regulations promulgated thereunder . The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph ( or any portion hereof ) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation . The limitations contained in this paragraph shall apply to any successor Holder of the Series E Preferred Stock . The Holders of Common Stock shall be third party beneficiaries of this paragraph and the Corporation may not amend or waive this paragraph without the consent of Holders of a majority of its Common Stock . For any reason at any time, upon the written or oral request of the Holder, the Corporation shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion of convertible securities into Common Stock, including, without limitation, pursuant to this Certificate of Designation or securities issued pursuant to this Certificate of Designation . By written notice to the Corporation, any Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9 . 99 % specified in such notice ; provided that (i) any such increase will not be effective until the 6 1 st day after such notice is delivered to the Corporation, and ( ii ) any such increase or decrease will apply only to such Holder sending such notice and not to any other Holder. (e) Stock Dividends and Stock S plits . I f the Corporation, at any time while the Series E Preferred Stock is outstanding : (i) pays a stock dividend or otherwise makes a distribution or distributions that is payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents ( which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series E Preferred Stock ), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines ( including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or ( iv ) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of

8 40 3 002015.3 DocuS i gn Enve l ope ID: E94EBAEA - 7FF4 - 4D57 - 8028 - F22C 3 06EF6 1 B Common Stock ( excluding any treasury shares of the Corporation ) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event . Any adjustment made pursuant to this Section 6 ( e ) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re - classification . Notwithstanding the foregoing in no event may the Conversion Price be less than the par value per share of Series E Preferred Stock . (f) R ecapitalizations . If at any time or from time to time there shall be a recapitalization of the Common Stock ( other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 6 ) the Holders of the Series E Preferred Stock shall thereafter be entitled to receive upon conversion of the Series E Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a Holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization . In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders of the Series E Preferred Stock after the recapitalization to the end that the provisions of this Section 6 ( including adjustment of the Series E Conversion Price then in effect and the number of shares purchasable upon conversion of the Series E Preferred Stock ) shall be applicable after that event as nearly equivalent as may be practicable . (g) No Fractional Shares and Certificate as to A djustments. (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series E Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall either, at the Corporation's option, be rounded (A) up to the nest whole share or (b) down to the nearest whole share and the Corporation shall pay in cash the fair value of any fractional shares as of the time when entitled to receive such fractions are determined, provided, however, that the Corporation may not round down if the nearest whole share is less than one (1) . (ii) Upon the occurrence of each adjustment or readjustment of the Series E Conversion Price pursuant to this Section 6 , this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder of Series E Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based . ( i ) Notices of Record D ate . In the event of any taking by this Corporation of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend ( other than a cash dividend ) or other distribution, this Corporation shall mail to each Holder of S eries E Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on

9 40 3 002015.3 DocuS i gn Enve l ope ID: E94EBAEA - 7FF4 - 4D57 - 8028 - F22C 3 06EF6 1 B which any such record is to be taken for the purpose of such dividend, distribution, and the amount and character of such dividend or distribution. ( j ) Reservation of Stock Issuable Upon C onversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series E Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series E Preferred Stock ( without regard to any limitations on the conversion of the Series E Preferred Stock contained in this Certificate of Designation ) ; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series E Preferred Stock, in addition to such other remedies as shall be available to the Holders of such Series E Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment of the Certificate of Incorporation . (k) N otices . Any notice required by the provisions of this Section 6 to be given to the Holders of shares of Series E Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at such Holder ' s address appearing on the books of this Corporation . (1) Waiver of Ad justment to Conversion P rice . Notwithstanding anything herein to the contrary, any downward adjustment of the Series E Conversion Price may be waived, either prospectively or retroactively or in a particular instance, by the consent or vote of all Holders of the outstanding shares of Series E Preferred Stock (with regard to the Series E Conversion Price ) . Any such waiver shall bind all future Holders of shares of Series E Preferred Stock . 7 . Voting R ights . The Holder of each share of Series E Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series E Preferred Stock could then be converted, and with respect to such vote, such Holder shall have full voting rights and powers equal to the voting rights and powers of the Holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this Corporation, shall be entitled to vote, together with Holders of Common Stock, with respect to any question upon which Holders of Common Stock have the right to vote . Fractional votes shall not, however, be permitted and any fractional voting rights available on an as - converted basis (after aggregating all shares into which shares of Preferred Stock held by each Holder could be converted ) shall be rounded to the nearest whole number (with one - half being rounded upward ) . In addition, as long as any shares of Series E Preferred Stock are outstanding, the Corporation shall not, without the af f irmative vote of the Holders of a majority of the then outstanding shares of the Series E Preferred Stock, voting as a separate class, ( i ) alter or change the powers, preferences or rights of the Series E Preferred Stock so as to affect them adversely, ( ii ) amend the Certificate of Incorporation or other charter documents in a

10 40 3 002015.3 DocuS i gn Enve l ope ID: E94EBAEA - 7FF4 - 4D57 - 8028 - F22C 3 06EF6 1 B manner adverse to the Holders, ( ii i ) increase the number of authorized shares of Series E Preferred Stock, or ( iv ) enter into any agreement with respect to any of the foregoing. S ection 8 . Status of Converted S tock . If any shares of Series E Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares may not be reissued and shall automatically be retired and cancelled and shall resume the status of authorized but unissued shares of preferred stock . S ection 9. M iscellaneous. (a) Lost or Mutilated Preferred Stock C ertificate . If a Holder's Series E Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series E Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation ( which shall not include the posting of any bond) . (b) S everability . If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances . (c) Next Business D ay . Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day . (d) H eadings . The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof . * * ** * ** * ** * * * *

DocuS i gn Enve l ope ID: E94EBAEA - 7FF4 - 4D57 - 8028 - F22C 3 06EF6 1 B IN WITNESS WHEREOF, the Corporation h a s caused this Certificate of Designation to be duly executed in its name on its behalf by its duly authorized officer as of the 3 1 st of May, 2024. MULLEN ATTTOMOTIVE INC. By: u 1 ; : 4 ; wi mo/i ' c'.f'tv'Iichery Title: Chief Executive Officer